Salomon Brothers Institutional Series Funds Inc.


Results of a Special Meeting of Shareholders
On October 21 and November 15, 2005, Special Meetings of Shareholders were held for the following purposes: (1) to approve a new management agreement and (2) to elect Directors. The following table provides the number of votes cast for, against, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meetings of Shareholders.

1. Approval of New Management Agreement
Fund Name 			Votes For         Votes Against
Emerging Markets Debt Fund     6,928,951.466           0
High Yield Bond Fund 	       11,907,892.693     171,463.000

				Abstentions 	   Broker Non-Votes
				       0 	    306,122.000
				1,411,269.339       176,580.000



2. Election of Directors1
          Authority
Nominees 		Votes For 	      Withheld     Abstentions
Carol L. Colman 	16,181,164.483 	      55,901.000           0
Daniel P. Cronin 	16,184,165.483 	      52,900.000 	   0
Leslie H. Gelb 		16,181,164.483 	      55,901.000           0
R. Jay Gerken 		16,181,164.483 	      55,901.000           0
William R. Hutchinson 	16,184,165.483 	      52,900.000           0
Riordan Roett 		16,184,165.483        52,900.000           0
Jeswald W. Salacuse 	16,184,165.483        52,900.000           0

1 Directors are elected by the shareholders of all of the series of the Company of which the Funds are a series.



Sub-Item 77C
Registrant incorporates by reference Registrant's 497
Supplement dated December 1, 2005 filed on December 1, 2005.
(Accession No. 0001193125-05-234698)

Sub-Item 77C (Mutual Fund Proxy)
Registrant incorporates by reference Registrant's DEFA 14A dated September 27, 2005 filed on September 27, 2005.
(Accession No. 0001193125-05-192361)